Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 for Exxon Mobil Corporation's 2003 Incentive Program of our report dated February 28, 2007, relating to the financial statements, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Exxon Mobil Corporation's Annual Report on Form 10-K for the year ended December 31, 2006.

PRICEWATERHOUSECOOPERS LLP

Dallas, Texas

August 7, 2007